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                                                                     EXHIBIT 4.3



                                  HYSEQ, INC.
                               STOCK OPTION PLAN

                                   ARTICLE I
                                    GENERAL


1.1. STOCK OPTION PLAN; PURPOSE:

     Hyseq, Inc., a Nevada corporation (the "Company"), hereby adopts this Stock Option Plan, subject to stockholder approval. This plan shall be known as the HYSEQ, INC. STOCK OPTION PLAN (the "Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (a) strengthening the Company's capability to develop, maintain and direct outstanding employees, (b) motivating superior performance by means of long-term performance related incentives, (c) encouraging and providing for obtaining an ownership interest in the Company, (d) attracting and retaining outstanding talent by providing incentive compensation opportunities competitive with other major companies, and (e) enabling employees to participate in the long-term growth and financial success of the Company.

1.2. ADMINISTRATION:

     (a) The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or such other committee of directors as is designated by the Board of Directors of the Company (the "Committee"), which shall consist of two or more members. Each member shall be a "disinterested person," as that term is defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect ("Rule 16b-3"). The members shall be appointed by the Board of Directors, and any vacancy on the Committee shall be filled by the Board of Directors

     (b) Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select from the regular, full-time employees of the Company, those who shall participate in the Plan (a "Participant" or "Participants"), (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in this Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

     (c) All expenses associated with the Plan shall be borne by the Company.


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     (d) The Committee may, to the extent that any such action will not prevent the Plan from complying with Rule 16b-3, delegate any of its authority hereunder to such persons as it deems appropriate.

1.3. SELECTION FOR PARTICIPATION:

     Participants shall be selected by the Committee from the employees who have the capacity to contribute to the success of the Company. In making this selection and in determining the form and amount of awards, the Committee may give consideration to the functions and responsibilities of the employee, his past, present and potential contributions to the Company's profitability and sound growth, the value of his services to the Company and other factors deemed relevant by the Committee. Grants may be made to the same individual on more than one occasion.

1.4. TYPES OF AWARDS UNDER PLAN:

     Awards under the Plan may be in the form of statutory stock options ("ISOs," which term shall be deemed to include Incentive Stock Options as defined in Section 2.5 and any future type of tax qualified option which may subsequently be authorized) and/or nonstatutory Stock Options ("NSOs" and, collectively with ISOs, "Options"), as described in Article II.

1.5. SHARES SUBJECT TO THE PLAN:

     Shares of stock covered by Options under the Plan may be in whole or in part authorized and unissued or treasury shares of the Company's common stock, $.01 par value per share, or such other shares as may be substituted pursuant to Section 3.2 ("Common Stock"). The maximum number of shares of Common Stock which may be issued for all purposes under the Plan shall be 300,000 (subject to adjustment pursuant to Section 3.2). Any shares of Common Stock subject to an Option which for any reason is canceled or terminated without having been exercised, shall again be available for Options under the Plan. No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

1.6. GENDER AND NUMBER:

     Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.





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                                   ARTICLE II
                                 STOCK OPTIONS

2.1. AWARD OF STOCK OPTIONS:

     The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to any Participant ISOs and NSOs to purchase Common Stock.

2.2. STOCK OPTION AGREEMENTS:

     The award of an Option shall be evidenced by a signed written agreement (a "Stock Option Agreement") containing such terms and conditions as the Committee may from time to time determine.

2.3. OPTION PRICE:

     The purchase price of Common Stock under each Option (the "Option Price") shall be: (a) for ISOs, not less than the Fair Market Value of the Common Stock (110% of the Fair Market Value in the case of an ISO granted to a person owning, within the meaning of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries), on the date the Option is awarded, and (b) for all other Options, not less than the par value of the Common Stock on the date the Option is awarded or may be exercised.

2.4. EXERCISE AND TERM OF OPTIONS:

     Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that, in the case of a grant of an Option to an officer, as that term is used in Rule 16a-l promulgated under the Exchange Act or any similar rule which may subsequently be in effect (an "Officer"), the Committee may determine either
(i) no such Option shall be exercisable within the first six months of its term or (ii) if such Option is exercisable in the first six months of its term, no Common Stock acquired under such exercise shall be transferable until the six month anniversary of the date of the grant of the Option. Each Option which is intended to qualify as an ISO pursuant to Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code), and each Option which is intended to qualify as another type of ISO which may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

     The Committee shall establish procedures governing the exercise of Options and shall require that written notice of exercise be given and that the Option Price be paid in full in cash (including check, bank draft or money order) at the time of exercise. As soon as practicable after

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receipt of each notice and full payment, the Company shall deliver to the
Participant a certificate or certificates representing the acquired shares of Common Stock.

2.5. LIMITATIONS OF ISOS:

     Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as ISOs (as such term is defined in Section 422 of the Code:)

     (a) The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be NSOs.

     (b) Any ISO authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as ISOs.

     (c) All ISOs must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the stockholders.

     (d) Unless sooner exercised, terminated or canceled, all ISOs shall expire no later than ten years after the date of grant.

2.6. TERMINATION OF EMPLOYMENT:

     In the event of a Participant's death or disability, each of his outstanding Options shall be exercisable by the Participant (or his legal representative or designated beneficiary), to the extent that such Option was then exercisable, for one year after the Participant's death or disability, but in no event after its respective expiration date. If the Participant ceases to be an employee for any other reason, all of the Participant's then outstanding Options shall terminate immediately.


                                  ARTICLE III
                            MISCELLANEOUS PROVISIONS

3.1. NON-TRANSFERABILITY:

     No Option under the Plan, and no interest therein, shall be transferable by the Participant otherwise than by will or, if the Participant dies intestate, by the laws of descent and distribution. All Options shall be exercisable or received during the Participant's lifetime only by the

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Participant or his legal representative. Any transfer contrary to this Section
3.1 will nullify the Option.

3.2. ADJUSTMENT UPON CERTAIN CHANGES:

     (a) If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through a reorganization or merger in which the Company is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of shares that may be issued pursuant to Options. A corresponding adjustment to the consideration payable with respect to Options granted prior to any such change shall also be made. Any such adjustment, however, shall be made without change in the total payment, if any, applicable to the portion of the Option not exercised but with a corresponding adjustment in the price for each share.

     (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or upon sale of all or substantially all of the Company's property, the Plan shall terminate, and any outstanding Options shall terminate and be forfeited. Notwithstanding the foregoing, the Committee may provide in writing in connection with, or in contemplation of, any such transaction for any or all of the following alternatives (separately or in combinations): (i) for the assumption by the successor corporation of the Options theretofore granted or the substitution by such corporation for such Options of options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (ii) for the continuance of the Plan by such successor corporation in which event the Plan and the Options shall continue in the manner and under the terms so provided; or (iii) for the payment in cash or shares of Common Stock in lieu of and in complete satisfaction of such Options.

3.3. TAX WITHHOLDING:

     (a) The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction.

     (b) Subject to the consent of the Committee, due to (i) the exercise of a NSO, or (ii) the issuance of any other stock award under the Plan, a Participant may make an irrevocable election (an "Election") to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Company shares of Common Stock received pursuant to (i) or (ii) or (C) deliver back to the Company pursuant to (i) or (ii) previously acquired shares of Common Stock of the Company having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated tax obligations associated with the transaction. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises (the "Tax Date"). The Committee may disapprove of any Election, may suspend or terminate the right to

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make Elections, or may provide with respect to any Option under this Plan that the right to make Elections shall not apply to such Options.

     (c) If a Participant is an Officer, then an Election is subject to the following additional restrictions:

          (i) No Election shall be effective for a Tax Date which occurs within six months of the grant of the award.

          (ii) The Election must be made and must be effective during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

3.4. CONDITIONS ON OPTIONS:

     In addition to the other terms hereof, in the event of the termination of the employment of a Participant, by reason of disability while holding any Option, the rights of such Participant to any such Option shall be subject to the conditions that until any such Option is exercised, he shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, unless he shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company's management with respect to phases of the business with which he was actively connected, but such consultations shall not be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any unexercised Option held on the date of the breach of condition. Any determination by the Board of Directors of the Company, which shall act upon the recommendation of the Chairman, that the Participant is, or has, engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

3.5. AMENDMENT, SUSPENSION AND TERMINATION OF PLAN:

     (a) The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any Options thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or its employees to enjoy the benefits of any change in applicable law or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement or the rules of any exchange upon which the Common Stock is listed, (i) except as provided in Section 3.2, materially increase the number of shares of Common Stock which may be issued under the

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Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to Participants under the Plan, or (iv) extend the termination date of the Plan. No such amendment, suspension or termination shall (A) impair the rights of Participants under outstanding Options without the consent of the Participants affected thereby or (B) make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption period provided by Rule 16b-3.

     (b) The Committee may amend or modify any outstanding Options, in any manner to the extent that the Committee would have had the authority under the Plan to initially award such Options, as so modified or amended, including without limitation, to change the date or dates as of which such Options may be exercised. No such amendment or modification shall impair the rights of any Participant under any such Option without the consent of such Participant.

3.6. DEFINITIONS AND OTHER GENERAL PROVISIONS:

     (a) The term "disability" as used under the Plan shall mean a finding by the Committee that a Participant is fully and permanently unable to be gainfully employed because of a physical or mental disability.

     (b) The term "Fair Market Value" as it relates to Common Stock on any given date means (i) the mean of the high and low sales prices of the Company's Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); or (ii) if the Common Stock is not listed on any domestic stock exchange, the mean of the high and low sales prices of the Company's Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or, (iii) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported sale prices or quotations on the last previous date on which so report; or (iv) if none of the foregoing clauses apply, the fair value as determined in good faith by the Company's Board of Directors or the Committee.

     (c) The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for employees.

3.7. NON-UNIFORM DETERMINATIONS:

     The Committee's determinations under the Plan, including without limitation, (a) the determination of the Participants to receive options, (b) the form, amount and timing of such Options, (c) the terms and provisions of such Options and (d) the agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Options under the Plan, whether or not such Participants are similarly situated.

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3.8. LEAVES OF ABSENCE; TRANSFERS:

     The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence from the Company granted to a Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such leave of absence shall be treated as if the Participant ceased to be an employee and (b) the impact, if any, of any such leave of absence on Options under the Plan. In the event a Participant transfers within the Company, such Participant shall not be deemed to have ceased to be an employee for purposes of the Plan.

3.9. LISTING, REGISTRATION AND LEGAL COMPLIANCE:

     Each Option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of such Option, or any shares of Common Stock or other property subject thereto, upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Option or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Option may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Committee and the holder of the Option will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of officers and other persons subject to Section 16(b) of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery or payment of any Option which, in the discretion of the Committee, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal or state legal or regulatory requirements to reduce the period during which Options may be exercised, the Committee may, in its discretion and without the holders' consent, so reduce such period on not less than 15 days written notice to the holders thereof.

3.10. LOANS:

     The Committee may provide for the Company to make loans to finance the exercise of any Option as well as the estimated or actual amount of any taxes payable by the holder as a result of the exercise or payment of any Option and may prescribe, or may empower the Company to prescribe, the other terms and conditions (including but not limited to the interest rate, maturity date and whether the loan will be secured or unsecured) of any such loan.

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3.11. INDEMNIFICATION:

     Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

3.12. BENEFICIARY DESIGNATION:

     Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.

3.13. RIGHTS OF PARTICIPANTS:

     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

3.14. REQUIREMENTS OF LAW, GOVERNING LAW:

     The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of the Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Exchange Act, unless a contrary interpretation of any such provisions is otherwise required by applicable law.

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3.15. EFFECTIVE DATE:

     This Stock Option Plan, having been approved by the holders of a majority of the shares of Common Stock and Series A Preferred Stock at the Annual Meeting of the Stockholders held on May 25, 1995, shall be deemed effective as of May 25, 1995. No awards of Options shall be made hereunder after May 24, 2005.






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                                Amendment No. 1
                                       to
                         Hyseq, Inc. Stock Option Plan

     WHEREAS, the Board of Directors and the Stockholders of Hyseq, Inc. have approved that certain amendment to Section 1.5 of the Hyseq, Inc. Stock Option Plan effective as of April 16, 1997 (the "Stock Option Plan").

     NOW, THEREFORE, Section 1.5 of the Stock Option Plan is hereby amended to increase the maximum number of shares of Common Stock which may be issued for all purposes under the Stock Option Plan from 300,000 to 600,000.

     All other provisions of the Stock Option Plan remain in full force and effect.





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